January 10, 2018

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED

We have read Item 4.01 of Form 8-K dated January 10, 2018 of CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED (“the Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ ANTON & CHIA, LLP